Exhibit 99.1

FOR IMMEDIATE RELEASE                                        Contact:                  Zac Nagle
June 19, 2014                                                                                                      Vice President,
Investor Relations and Communications
713.753.5082

Rick Goins
Director, Communications
713.753.8209

KBR, INC. ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

HOUSTON, Texas – KBR, Inc. (NYSE:KBR) announced today its first quarter 2014 financial results. Net income attributable to KBR was a loss of $43 million, or $0.29 per diluted share, compared to net income attributable to KBR of $88 million, or $0.59 per diluted share, in the first quarter of 2013.

Consolidated revenue in the first quarter of 2014 was $1.6 billion compared to $1.8 billion in the first quarter of 2013. Gross profit in the first quarter of 2014 was $39 million compared to gross profit of $156 million in the prior year quarter.

“KBR posted a loss of $0.29 per share in the first quarter of 2014,” said Stuart Bradie, President and Chief Executive Officer of KBR. “Overall results were disappointing and were negatively impacted by losses stemming from our Service segment’s pipe fabrication and module assembly facility in Canada and on two U.S. construction projects, as well as underperformance in our IGP business. Our Hydrocarbons and especially our Gas Monetization segments continued their strong performance. The Company will undergo an in-depth strategic review of its businesses and how we can best address the markets we serve.  Once completed, we will provide an update to the market and expect to resume our previous practice of providing earnings guidance. Looking forward, the Company’s market position remains strong with a good pipeline of early stage front end engineering design and engineering procurement and construction opportunities throughout the world.”

Business Discussion (All comparisons are first quarter 2014 versus first quarter 2013, unless otherwise noted.)

Gas Monetization Results

Gas Monetization revenue was $400 million, a decline of $195 million, primarily due to reduced business volumes on a gas-to-liquid (GTL) project in Nigeria and a liquefied natural gas (LNG) project in Algeria as these major projects were completed or neared completion. Gross profit was $95 million, an increase of $6 million, primarily as a result of fees on additional approved man-hours on an LNG project in Australia. Gross profit of $33 million related to the favorable preliminary closeout with a client on an LNG project largely matched the cost savings of approximately $30 million recognized on the same project in the prior year.

Gas Monetization equity in earnings of unconsolidated affiliates was $16 million, an increase of $6 million, primarily due to increased activity on a second LNG project in Australia.

Hydrocarbons Results

Hydrocarbons revenue was $452 million, an increase of $110 million. Hydrocarbons gross profit declined $27 million to $22 million. Revenue growth was the result of increased engineering, procurement and construction activities on ammonia, urea and ethylene projects currently being executed in North America. The decrease in gross profit was primarily due to a higher mix of revenue on EPC projects compared with higher margin services projects, $8 million in lower margins on two Middle East services projects, and increased proposal spending. In addition, there was a $9 million increase in reserves and costs on two North American EPC projects; one relating to an ongoing commercial dispute on a completed project and one on a project nearing completion.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $337 million, a decline of $62 million. Gross profit was a loss of $20 million, down $39 million. The decline was driven by lower volumes in the North American Government and Logistics business and the infrastructure and minerals markets, in addition to lower margins on several projects.  Additionally, during the quarter, the Company recognized $14 million in legal fees, settlements and reserves related to a number of legacy projects and realized lower profits year-over-year due to base and award fees in the first quarter of 2013 related to the U.S. Government’s LogCap III contract in Iraq that did not reoccur in 2014. Partially offsetting these reductions was improved profitability on U.K. Ministry of Defence projects as well as overhead savings from restructuring and other cost-saving initiatives.

IGP equity in earnings of unconsolidated affiliates was $9 million, up $1 million. The increase was driven by higher margins from construction activities on a U.K. joint venture for the U.K. MoD, partially offset by reduced volume as a result of the construction portion of one of the U.K. MoD projects nearing completion as scheduled.

Services Results

Services revenue was $433 million, a decline of $45 million. Gross profit was a loss of $60 million, a decline of $71 million. The reduction in gross profit was driven by $41 million of additional losses in the first quarter of 2014 taken on the Company’s pipe fabrication and module assembly projects in Canada as well as reduced business volume as several construction projects were completed in 2013. Additional project costs of $8 million were also recognized on legacy U.S. construction projects that are now mechanically complete.

Services equity in earnings of unconsolidated affiliates was down $7 million, primarily due to offshore maintenance vessels for KBR’s Mexican joint venture being out of contract during the quarter. These vessels have recently returned to service and we expect utilization to improve in the future.

Corporate

Corporate general and administrative expense was $60 million, an increase of $8 million, primarily due to higher ERP implementation-related expenses.

Labor Cost Absorption

First quarter of 2014 labor cost absorption (LCA) expense was $3 million, a $12 million improvement from the prior year. The primary drivers were reduced costs and improved chargeability to contracts in KBR’s global offices.

Net Income Attributable to Noncontrolling Interests

Net Income Attributable to Noncontrolling Interests was $23 million, an increase of $14 million, primarily as a result of fees on additional approved man-hours on an LNG project in Australia.

Capital Allocation
During the first quarter, KBR repurchased $56 million of its shares and paid $12 million in dividends to shareholders. Year-to-date, KBR has spent $94 million to repurchase 3.4 million shares at an average price of $27.29.

Significant Achievements and Awards Year-to-Date

•	KBR was awarded a pre-FEED and Federal Energy Regulatory Commission submission contract for Gulf LNG Liquefaction Company, LLC, located in Jackson County, Miss.

•
KBR was awarded an onshore liquefied natural gas portfolio contract by Shell Global Solutions International B.V. KBR will develop pre-FEED and FEED contracts for Shell’s worldwide LNG projects with an opportunity to continue as the lead party in consortia for projects in the execution phase.

•	KBR received full notice to proceed on an engineering, procurement and construction contract for Iowa Generating Station in Marshalltown.
•
KBR won the Maersk Oil FEED Contract from Maersk Oil U.K. and its co-venturers JX Nippon Exploration and Production (U.K.) Limited and Britoil (BP) for the Culzean Field Development Topsides located in the U.K. sector of the Central North Sea.

•
KBR was awarded a five-year Master Services Agreement (MSA) with DuPont Engineering (DuPont) to provide engineering, procurement and construction management (EPCM) services for most DuPont facilities in the U.S. and Mexico.

•	KBR was awarded a contract for the basic design development for Heerema Offshore Services’ large new semisubmersible crane vessel (NSCV) through its subsidiary GVA.

•
KBR announced that Eurochem will use KBR’s Purifier™ technology licensed through Tecnimont S.p.A., in the design of two new ammonia plants located at Kingisepp near St. Petersburg and Nevinnomyssk in southern Russia.

•	KBR was awarded a three-year general construction contract by a major steam-assisted gravity drainage operator at an oil sands facility near Fort McMurray, Alberta, Canada.

•	KBR was awarded a FEED contract by Emirates National Oil Company Processing Company LLC (EPCL) for the upgrade of its condensate refinery at Jebel Ali, Dubai.

•	KBR won a project management consultancy contract for participation in a major revamp program for Russia's largest refinery.
•	KBR won the bid to construct a luxury high-rise apartment tower in Bethesda, MD.

About KBR, Inc.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward Looking Statements
This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical information. When used in this presentation, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.
There are numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from the forward-looking statements contained in this presentation. These risks and uncertainties include, but are not limited to: current or future economic conditions; our ability to obtain and perform under contracts from existing and new customers, including the U.S. government; exposure to cost-overruns, operating cost inflation and potential liability claims and contract disputes; access to trained engineers and other skilled workers; risks relating to operating through joint ventures and partnerships; risks inherent in doing business internationally; potential tax liabilities; maritime risks; changes in the demand for our services and increased competition; protection of intellectual property rights; risks associated with possible future acquisitions; risks related to our information technology systems; impairment of  goodwill and/or intangible assets; reduction or reversal of previously recorded revenues;  risks relating to audits and investigations, including by governments; compliance with laws and regulations, and changes thereto, including those relating to the environment, trade, exports and bribery; our creditworthiness and ability to comply with the financial covenants in our credit agreement; and other risk factors discussed in our most recently filed Form 10-K and Forms 10-Q, each as may be amended.
All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date made and are expressly qualified in their entirety by the cautionary statements in this presentation.  Except as required by law, we undertake no obligation to revise or update forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
This presentation contains the financial measure “EBITDA,” which is not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  A reconciliation of the non-GAAP financial measure EBITDA to the most directly comparable GAAP financial measure has been provided in the Appendix to this presentation.

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 KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Three Months Ended			
	March 31, 2014		March 31, 2013	
Revenue:				
Gas Monetization	$	400	$	595
Hydrocarbons		452		342
Infrastructure, Government and Power		337		399
Services		433		478
Other		11		15
Total revenue		1,633		1,829
Gross profit (loss):				
Gas Monetization		95		89
Hydrocarbons		22		49
Infrastructure, Government and Power		(20)		19
Services		(60)		11
Other		5		3
Labor cost absorption not allocated to the business segments		(3)		(15)
Total gross profit		39		156
Equity in earnings of unconsolidated affiliates:				
Gas Monetization		16		10
Hydrocarbons		-		-
Infrastructure, Government and Power		9		8
Services		-		7
Other		6		5
Total equity in earnings of unconsolidated affiliates		31		30
General and administrative expenses		(60)		(52)
(Loss) on disposition of assets		-		(1)
Operating income		10		133
Interest expense, net of interest income		(2)		(1)
Foreign currency losses		(7)		(4)
Other non-operating expenses		-		(1)
Income before income taxes and noncontrolling interests		1		127
Provision for income taxes		(21)		(30)
Net income (loss)		(20)		97
Net income attributable to noncontrolling interests		(23)		(9)
Net income (loss) attributable to KBR	$	(43)	$	88
Net income (loss) attributable to KBR per share:				
Basic	$	(0.29)	$	0.59
Diluted		(0.29)		0.59
Basic weighted average shares outstanding		146		147
Diluted weighted average shares outstanding		146		148
Cash dividends declared per share	$	0.08	$	-

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100 percent of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $5.3 billion at March 31, 2014 and $5.5 billion at December 31, 2013.  Our backlog related to consolidated joint ventures with noncontrolling interest totaled $1.3 billion and $1.5 billion at March 31, 2014 and December 31, 2013, respectively.

As of March 31, 2014, 42 percent of our backlog was attributable to fixed-price contracts and 58 percent was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of March 31, 2014, December 31, 2013 and December 31, 2012.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.2 billion and $0.2 billion as of March 31, 2014, December 31, 2013, and December 31, 2012, respectively.